Exhibit 99.1

Vonage Holdings Corp. Reports Second Quarter 2013 Results
-- Positive Net Lines Driven by BasicTalk and Lowest Churn Since 2010 --
-- Adjusted EBITDA1 of $27 Million --
-- Net Income of $12 Million or $0.06 per Share Excluding Adjustments2 --
-- Revenue of $205 Million --

Holmdel, NJ, July 31, 2013 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through cloud-connected devices worldwide, today announced results for the second quarter ended June 30, 2013.
Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $27 million, down from $34 million sequentially, reflecting planned investments in the national launch of the new BasicTalk brand, and down from $35 million in the year ago quarter. The Company reported income from operations of $14 million, down from $22 million sequentially and up from a loss of $3 million in the year ago quarter.
Net income, excluding adjustments2 was $12 million or $0.06 per share, down from $21 million or $0.10 per share sequentially and down from $21 million or $0.09 per share in the year ago quarter. GAAP net income was $7 million or $0.04 per share, down from $13 million or $0.06 per share sequentially and up from a net loss of $3 million or $0.01 per share in the year ago period, which included a one-time adjustment of software assets.
Commenting on the quarter, Marc Lefar, Vonage Chief Executive Officer said, "We are making steady progress on our growth priorities highlighted by a strong early response to BasicTalk, launched in May, which contributed to higher sequential gross line additions and positive net lines for the quarter. Our core business results were solid. Churn declined to 2.4% - its lowest level since 2010, and adjusted EBITDA was in line with our expectations.

Consistent with our stated strategy, we are continuing to invest in our growth priorities and are excited about the opportunities for long term revenue growth in Brazil and from our mobile platform. We are balancing this investment in growth with the return of capital to shareholders, having repurchased five million shares of our stock during the quarter. We remain on target to complete our $100 million buyback by the end of 2014.”

Second Quarter Financial and Operating Results

Revenue was $205 million, down from $209 million sequentially and $212 million from the prior year period primarily due to the impact of prior period line losses, retention activities, and the non-operational impact of lower Universal Service Fund (“USF”) fees, which contributed $1 million of the decline sequentially and $3 million of the decline from the prior year. ARPU was $29.06, down from $29.61 sequentially and $29.98 in the prior year, primarily due to lower USF fees and rate plan mix, which includes the impact of incremental volume from the new BasicTalk plan.

Direct cost of telephony services (“COTS”) was $54 million, down from $55 million sequentially and down from $58 million in the year ago quarter primarily due to lower domestic and international termination costs and USF fees, which are a pass through. On a per line basis, COTS was $7.60, down from $7.82 sequentially and $8.23 in the year ago quarter.
Direct cost of goods sold was $9 million, flat sequentially and compared to the year ago quarter. Direct margin3 was 69%, flat sequentially and up from 68% in the year ago quarter.
Selling, general and administrative (“SG&A”) expense was $61 million, down from $63 million sequentially primarily due to a one-time benefit of $2 million from the resolution of an insurance claim regarding prior period legal fees and settlement expense. SG&A increased from $58 million in the year ago quarter as the Company continued to expand its retail and community sales teams, reflecting the shift from traditional sales channels, which was offset by the insurance claim mentioned above and a 17% reduction in customer care costs per line to the lowest level in Company history.
Marketing expense was $58 million, up from $52 million sequentially and $55 million in the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $375, up from $349 sequentially and $336 in the year ago quarter. Total marketing expense and SLAC were driven by the heavy initial investment behind the national launch of BasicTalk.
Gross line additions were 155,000, up from 148,000 sequentially and down from 163,000 in the prior year. Customer churn was 2.4%, down from 2.5% sequentially and a year ago as a result of sustained improvements in the customer experience and more effective retention processes. Churn has remained at 2.5% or better for the past five quarters, reflecting the stability of the core customer base. The Company added 3,000 net lines during the quarter, an improvement from a net loss of 12,000 lines sequentially and breakeven net lines in the year ago quarter.
As of June 30, 2013, cash and cash equivalents, including $4 million in restricted cash, totaled $103 million. Capital expenditures, including the acquisition and development of software assets, were $8 million, up from $4 million sequentially and in the year ago quarter. Free Cash Flow4 in the quarter was $11 million, up from $5 million sequentially due in part to changes in working capital from the timing of payments, and down from $25 million in the year ago quarter primarily due to lower net income, excluding adjustments, and higher capital expenditures and software assets.
Growth Priorities
Vonage continues to execute on its growth priorities in its core North American markets, international expansion and mobile.

Vonage successfully launched BasicTalk nationwide, which is now available online and in 3,700 Walmart stores, supported with incremental display merchandising in approximately 1,500 of those stores. BasicTalk offers unlimited calling throughout the U.S. for a flat rate of $9.99 per month and includes basic features with no hidden fees and no contract. The Company believes BasicTalk will be a meaningful contributor to gross line additions and revenue over time.

The Company is making progress building the foundation to deliver VoIP services in Brazil through its joint venture with Datora. In the past 12 weeks, Vonage formally established the joint venture legal entity, secured its headquarters facility, successfully hired key executives to operate the venture, received certification of its device from Anatel, the Brazilian National Telecommunications Agency, and solidified its solutions and operational planning and related delivery timelines.

Vonage continues to increase the quality and capabilities of its highly-rated voice, video and messaging mobile app, which is one of the most broadly functional over-the-top apps in the market. The Company expects to add to the app's feature set in the second half of 2013 and continues to make progress toward the commercial launch of its international roaming feature, which allows users to save on high-cost roaming fees when traveling internationally.
Share Repurchase Program
During the second quarter, Vonage repurchased 5 million shares of its common stock for $13 million. The Company has repurchased 9 million shares of stock for $24 million under the current $100 million plan authorized in February. Since the beginning of its repurchase program in August 2012 through the second quarter of 2013, Vonage has repurchased 23 million shares of stock for $58 million. On July 26, 2013, the Company completed an amendment to its credit facility that amends the financial covenant related to the consolidated fixed charge coverage ratio by increasing from $50 million to $80 million the amount of restricted payments excluded from such calculation, providing the Company with increased flexibility to repurchase stock. The Company believes it has the financial reserves to pursue buybacks and organic and inorganic opportunities for growth.
Outlook
In the third quarter Vonage expects to invest several million dollars over second quarter levels to further build the BasicTalk brand and customer base. Consistent with prior quarters, the Company will continue to invest in international expansion and mobile as it establishes its business in Brazil and strengthens its mobile services capabilities and launches new products. The Company expects third quarter churn to be in the mid-two percent range and continues to expect positive net line additions in the third quarter 2013.

The Company is updating its full year 2013 capital and software expenditures guidance to be “no greater than $30 million”, down from “in the range of $30-$35 million”.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).

(3)	Direct margin is defined as revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP net cash provided by operating activities.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(unaudited)			(unaudited)
Statement of Operations Data:
Revenues	$204,776	$209,087	$211,916	$413,863	$427,819

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $3,510, $3,452, $3,929, $6,962, and $7,859, respectively)	53,527	55,181	58,195	108,708	119,818
Direct cost of goods sold	9,217	8,878	9,275	18,095	19,121
Selling, general and administrative	61,481	62,910	58,396	124,391	120,231
Marketing	58,330	51,669	54,956	109,999	108,378
Depreciation and amortization	8,205	7,975	8,518	16,180	17,162
Loss from abandonment of software assets	—	—	25,262	—	25,262
	190,760	186,613	214,602	377,373	409,972
Income (loss) from operations	14,016	22,474	(2,686)	36,490	17,847
Other income (expense):
Interest income	74	37	30	111	50
Interest expense	(1,732)	(1,457)	(1,566)	(3,189)	(3,317)
Other (expense) income, net	(17)	(39)	(65)	(56)	(23)
	(1,675)	(1,459)	(1,601)	(3,134)	(3,290)
Income (loss) before income tax benefit (expense)	12,341	21,015	(4,287)	33,356	14,557
Income tax (benefit) expense	(4,894)	(7,968)	947	(12,862)	(3,976)
Net income (loss)	$7,447	$13,047	$(3,340)	$20,494	$10,581
Net income (loss) per common share:
Basic	$0.04	$0.06	$(0.01)	$0.10	$0.05
Diluted	$0.03	$0.06	$(0.01)	$0.09	$0.05
Weighted-average common shares outstanding:
Basic	212,169	214,639	226,429	213,404	226,081
Diluted	219,837	223,202	226,429	222,331	234,219

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(unaudited)			(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$18,852	$9,752	$29,521	$28,604	$40,640
Net cash used in investing activities	(7,657)	(3,087)	(4,307)	(10,744)	(12,341)
Net cash (used in) provided by financing activities	(17,567)	2,646	(7,531)	(14,921)	(14,615)
Capital expenditures, intangible asset purchases and development of software assets	(7,656)	(4,344)	(4,306)	(12,000)	(13,339)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2013	2012
	(unaudited)	(audited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$98,548	$97,110
Restricted cash	4,393	5,656
Accounts receivable, net of allowance	23,296	20,416
Inventory, net of allowance	10,299	5,470
Prepaid expenses and other current assets	23,700	15,487
Deferred customer acquisition costs	6,757	5,765
Property and equipment, net	56,436	60,533
Software, net	20,609	19,560
Debt related costs, net	1,998	772
Intangible assets, net	5,494	6,681
Total deferred tax assets, including current portion, net	293,342	306,113
Other assets	2,158	3,826
Total assets	$547,030	$547,389
Accounts payable and accrued expenses	$116,640	$129,815
Deferred revenue	35,948	36,533
Total notes payable, including current portion	58,333	42,500
Capital lease obligations	14,377	15,561
Other liabilities	1,596	1,565
Total liabilities	$226,894	$225,974
Total stockholders' equity	$320,136	$321,415

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Gross subscriber line additions	155,412	148,003	163,349	303,415	328,803
Change in net subscriber lines	2,541	(12,400)	(64)	(9,859)	(18,803)
Subscriber lines (at period end)	2,349,957	2,347,416	2,356,084	2,349,957	2,356,084
Average monthly customer churn	2.4%	2.5%	2.5%	2.5%	2.7%
Average monthly operating revenue per line	$29.06	$29.61	$29.98	$29.29	$30.14
Average monthly direct cost of telephony services per line	$7.60	$7.82	$8.23	$7.69	$8.44
Marketing costs per gross subscriber line addition	$375	$349	$336	$363	$330
Employees (excluding temporary help) (at period end)	946	966	988	946	988
Direct margin as a % of revenues	69.4%	69.4%	68.2%	69.4%	67.5%

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS
TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Income (loss) from operations	$14,016	$22,474	$(2,686)	$36,490	$17,847
Depreciation and amortization	8,205	7,975	8,518	16,180	17,162
Loss from abandonment of software assets	—	—	25,262	—	25,262
Share-based expense	4,419	3,982	3,505	8,401	6,128
Adjusted EBITDA	26,640	34,431	34,599	61,071	66,399

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NET INCOME EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Net income (loss)	$7,447	$13,047	$(3,340)	$20,494	$10,581
Loss from abandonment of software assets	—	—	25,262	—	25,262
Income tax benefit (expense)	4,894	7,968	(947)	12,862	3,976
Net income excluding adjustments	$12,341	$21,015	$20,975	$33,356	$39,819
Net income (loss) per common share:
Basic	$0.04	$0.06	$(0.01)	$0.10	$0.05
Diluted	$0.03	$0.06	$(0.01)	$0.09	$0.05
Weighted-average common shares outstanding:
Basic	212,169	214,639	226,429	213,404	226,081
Diluted	219,837	223,202	226,429	222,331	234,219
Net income per common share, excluding adjustments:
Basic	$0.06	$0.10	$0.09	$0.16	$0.18
Diluted	$0.06	$0.09	$0.09	$0.15	$0.17
Weighted-average common shares outstanding:
Basic	212,169	214,639	226,429	213,404	226,081
Diluted	219,837	223,202	232,441	222,331	234,219

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Net cash provided by operating activities	$18,852	$9,752	$29,521	$28,604	$40,640
Less:
Capital expenditures	(3,772)	(2,031)	(1,659)	(5,803)	(3,692)
Acquisition and development of software assets	(3,884)	(2,313)	(2,647)	(6,197)	(9,647)
Free cash flow	$11,196	$5,408	$25,215	$16,604	$27,301

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET CASH
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2013	2012
Current maturities of capital lease obligations	$2,673	$2,471
Current portion of notes payable	23,333	28,333
Notes payable, net of discount and current maturities	35,000	14,167
Capital lease obligations, net of current maturities	11,704	13,090
Gross debt	72,710	58,061
Less:
Unrestricted cash	98,548	97,110
Net cash	$(25,838)	$(39,049)

About Vonage
Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.3 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail - for one low monthly rate. Our Vonage Mobile app is a free downloadable app for iPhone® and Android™ that lets users talk, text and video call worldwide for free with anyone else who uses the app. Vonage's service is sold on the web and through regional and national retailers including Walmart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC., owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.

Vonage Investor Contact: Leslie Arena 732.203.7372; leslie.arena@vonage.com
Vonage Media Contact: Jo Ann Tizzano 732.365.1363; joann.tizzano@vonage.com

Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), net income excluding adjustments, net cash and free cash flow.
Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, of share-based expense, which is a non-cash expense that also varies from period to period, and of loss from abandonment of software assets due to the one-time, non-cash write-off of our investment in the Amdocs billing and ordering system that experienced development issues.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
The Company has also excluded income tax expense and loss from abandonment of software assets from its net income (loss). The Company believes that excluding these item will assist investors in evaluating the Company's operating performance and in better understanding its results of operations as income tax expense does not reflect the taxes that we pay during the periods reported due to the availability of significant net operating losses and loss from abandonment of software assets was due to a one-time, non-cash write-off.
Vonage uses net cash as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net cash is also a factor that third parties consider in valuing the Company.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Vonage defines adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, and loss from abandonment of software assets.
Vonage defines net income excluding adjustments, as GAAP net income (loss) excluding income tax expense and loss from abandonment of software assets.
Vonage defines net cash as the current and long-term portion of notes payable and capital lease obligations less unrestricted cash.
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets.

Conference Call and Webcast
Management will host a webcast discussion of the quarter on Wednesday, July 31, 2013 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately 10 minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call through August 6, 2013, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 10546133.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding growth priorities, including new products and related investment, gross line additions and net lines, revenues, churn, financial resources, the Company's stock repurchase plan, and capital and software expenditures. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to: the competition the Company faces; the Company's ability to adapt to rapid changes in the market for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; governmental regulation and related actions and taxes in the Company's international operations; increased market and competitive risks, including currency restrictions, in the Company's international operations; risks related to the acquisition or integration of future businesses or joint ventures; the Company's ability to obtain or maintain relevant intellectual property licenses; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; security breaches and other compromises of information security; the Company's dependence on third party facilities, equipment, systems and services; system disruptions or flaws in the Company's technology and systems; uncertainties relating to regulation of VoIP services; liability under anti-corruption laws; results of regulatory inquiries into the Company's business practices; fraudulent use of the Company's name or services; the Company's ability to maintain data security; the Company's dependence upon key personnel; the Company's dependence on the Company's customers' existing broadband connections; differences between the Company's service and traditional phone services, including the Company's 911 service; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; the Company's ability to obtain additional financing if required; any reinstatement of holdbacks by the Company's vendors; the Company's history of net losses and ability to achieve consistent profitability in the future; the Company's available capital resources and other financial and operational performance which may cause the Company not to make common stock repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2012, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

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